Registration No. 333-________
As filed with the Securities and Exchange Commission on August 11, 2003

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VIRAGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2101668

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

865 SW 78thAvenue, Suite 100
Plantation, Florida 33324
(954) 233-8746

(Address, including zip code, and telephone number, including area code of principal executive offices)

Addendums to Employment Agreements for Dennis W. Healey,
Douglas D. Lind, M.D. and Melvin Rothberg
Officers and Directors Alternative Stock Compensation Plan
Consulting Agreement with Douglas D. Lind, M.D.
Consulting Agreement with Seton Services Limited
Consulting Agreement with Investor Relations Worldwide Corporation

(Full title of the Plan)

Dennis W. Healey
Executive Vice President and Chief Financial Officer
Viragen, Inc.
865 SW 78th Avenue, Suite 100
Plantation, Florida 33324
(Name, address and telephone number, including area code of agent for service)

Copies to:
James M. Schneider, Esq.
Schneider Weinberger LLP
2499 Glades Road, Suite 108
Boca Raton, Florida 33431
Telephone: (561) 362-9595
Facsimile: (561) 362-9612

CALCULATION OF REGISTRATION FEE

	Proposed number		Proposed maximum		Proposed
Title of securities	of shares to be		offering price		maximum aggregate		Amount of
to be registered	registered(1)		per share		offering price		registration fee

Common Stock, $.01 par value	936,464	(2)	$0.11	(3)	$101,075	(3)	$8.18
Common Stock, $.01 par value	46,978	(4)	$0.11	(5)	$5,000	(5)	$0.40
Common Stock, $.01 par value	453,022	(6)	$0.25	(7)	$113,256	(7)	$9.16
Common Stock, $.01 par value	250,000	(8)	$0.26	(9)	$65,000	(9)	$5.26
Common Stock, $.01 par value	100,000	(10)	$0.25	(11)	$25,000	(11)	$2.02
Common Stock, $.01 par value	16,701	(12)	$0.96	(13)	$16,000	(13)	$1.29
Total	1,803,165		$0.18		$325,330		$26.32

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the listed plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of our common stock.

(2)	Represents shares of our common stock issued to certain officers of Viragen in lieu of normal cash compensation

(3)	Calculated based on the closing prices of our shares of common stock on the relevant dates and issued to certain officers and directors of Viragen in lieu of normal cash compensation

(4)	Represents shares of our common stock issued to certain directors of Viragen under the Officers and Directors Alternative Stock Compensation Plan.

(5)	Calculated based on the closing prices of our shares of common stock on the relevant dates and issued to certain officers and directors of Viragen under the Viragen Officers and Directors Stock-Based Compensation Plan.

(6)	Represents 453,022 shares of our common stock reserved for issuance upon the earning of shares by certain officers and directors of Viragen under the Officers and Directors Alternative Stock Compensation Plan.

(7)	Fee based on the last sale price of our common stock, $.01 par value per share, as reported by the American Stock Exchange on August 7, 2003.

(8)	Represents shares of our common stock reserved for issuance upon the exercise of common stock purchase warrants issued to Douglas D. Lind, M.D.

(9)	Fee based on the $0.26 price at which the common stock purchase warrants are exercisable into shares of our common stock.

(10)	Represents shares of our common stock reserved for issuance upon the exercise of common stock purchase warrants issued to Toni Vallen, director of Seton Services Limited.

(11)	Fee based on the last sale price of our common stock, $.01 par value per share, as reported by the American Stock Exchange on August 7, 2003, which was greater than the $0.24 exercise price of the common stock purchase warrants.

(12)	Represents shares of our common stock issued upon being earned by Investor Relations Worldwide Corporation under the Consulting Agreement with Investor Relations Worldwide Corporation.

(13)	Fee based on the prices actually paid for our shares issued.

EXPLANATORY NOTE

     Viragen, Inc. has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, to register shares of common stock issued to Dennis W. Healey, Douglas D. Lind, M.D. and Melvin Rothberg, shares of common stock issuable pursuant to the Officers and Directors Alternative Stock Compensation Plan and shares of common stock issuable pursuant to the consulting agreements with Douglas D. Lind, M.D., Seton Services Limited and Investor Relations Worldwide Corporation.

AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
THE COMPANY
NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
SIGNATURES
INDEX TO EXHIBITS
EX-5.1 Opinion & Consent of Schneider Weinberger
EX-10.85 Addendum to Employment Agree. - Healey
EX-10.86 Addendum #2 to Employ. Agree. - Healey
EX-10.87 Addendum to Employment Agree. - Lind
EX-10.88 Addendum to Employment Agree. - Rothberg
EX-10.89 Alternative Stock Compensation Plan
EX-10.90 Lind Common Stock Compensation Plan
EX-10.91 Vallen Common Stock Purchase Warrant
EX-23.1 Consent of Ernst & Young LLP

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     We will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act. We do not need to file these documents with the Commission either as a part of the registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PROSPECTUS

VIRAGEN, INC.

1,803,165 Shares

Common Stock, par value $0.01 per share

     This prospectus relates to 1,803,165 shares of the common stock of Viragen, Inc., which may be offered from time to time by the selling stockholders identified on page 14 of this prospectus, to whom we have issued or will issue shares of our common stock under the plans and contracts described in this prospectus. The selling stockholders named below acquired or will acquire the shares of common stock pursuant to an addendum to their employment agreements with Viragen, under our Officers and Directors Alternative Stock Compensation Plan or through consulting agreements with the named consultants.

     It is anticipated that the selling stockholders will offer shares for sale at prevailing prices on the American Stock Exchange on the date of sale or in negotiated transactions. We will receive no part of the proceeds from sales made under this prospectus. We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by each of the selling stockholders will be borne by that selling stockholder.

     Among the shares of common stock there are shares which are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering the shares of common stock under the Securities Act to allow for future sales by the selling stockholders, on a continuous or delayed basis, to the public without restriction. Each selling stockholder and any participating broker or dealer may be deemed to be an “underwriter” within the meaning of the Securities Act, in which event any profit on the sale of shares by the selling stockholder and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

     Our common stock is traded on the American Stock Exchange under the symbol “VRA.” On August 7, 2003, the last reported sale price of our common stock on the American Stock Exchange was $0.25 per share.

     Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on Page 6 of this prospectus.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

The date of this prospectus is August 11, 2003

AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-8 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by Securities and Exchange Commission rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. Where a contract or other document is an exhibit to the registration statement, you should review the provisions of the exhibit to which reference is made. You may obtain these exhibits from the Securities and Exchange Commission, as discussed below.

     We are required to file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these filings at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the Securities and Exchange Commission’s regional offices located in New York, NY and Chicago, IL. You may request copies of these documents by writing to the Securities and Exchange Commission and paying the required fee for copying. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of their public reference rooms. Copies of our filings are also available at the Securities and Exchange Commission website at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934:

•	Our Current Report on Form 8-K dated July 1, 2003 filed with the SEC on July 1, 2003;

•	Our Definitive Proxy Statement filed with the SEC on May 28, 2003;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed with the SEC on May 14, 2003;

•	Our amended Quarterly Report on Form 10-Q/A for the quarter ended December 31, 2002 filed with the SEC on March 20, 2003;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002 filed with the SEC on February 14, 2003;

•	Our Current Report on Form 8-K dated January 30, 2003 filed with the SEC on January 30, 2003;

•	Our Definitive Proxy Statement filed with the SEC on December 20, 2002;

•	Our Current Report on Form 8-K dated November 19, 2002 filed with the SEC on November 19, 2002;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 filed with the SEC on November 14, 2002; and

•	Our Annual Report on Form 10-K for the year ended June 30, 2002 filed with the SEC on September 30, 2002.

     We will deliver without charge a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and our Quarterly Report on Form 10-Q that has been filed with the SEC for any quarter ended after June 30, 2002 to each person receiving a copy of this prospectus. If you need an additional copy of these documents, or if you would like to receive a copy of the other items referenced above, you may request copies, at no cost, by writing or telephoning us at the following address:

Dennis W. Healey
Chief Financial Officer
Viragen, Inc.
865 S.W. 78th Avenue, Suite 100
Plantation, Florida 33324
Telephone Number: (954) 233-8746

     Copies of our SEC filings and other information about us are also available on our website at www.viragen.com. The information on our website is neither incorporated into, nor a part of, this prospectus.

THE COMPANY

     Because this is a summary, it does not contain all the information about us that may be important to you. You should read the more detailed information and the financial statements and related notes which are incorporated by reference in this prospectus.

     Viragen, Inc. and its subsidiaries are engaged in the research, development, manufacture and sale of a natural human alpha interferon product designed to treat a broad range of viral and malignant diseases. Our strategy also includes the development of avian transgenics technology for the large-scale, cost-effective contract manufacturing of protein-based drugs. We are also researching and developing recombinant protein-based drugs designed to treat a broad range of cancers.

     Our majority-owned subsidiary, Viragen International, Inc., whose shares are traded on the over-the-counter Bulletin Board under the symbol “VGNI,” is a biopharmaceutical company engaged in researching, developing, manufacturing and selling a natural human alpha interferon product designed to treat a broad range of viral and malignant diseases. Viragen International, Inc. produces a natural human alpha interferon under the name Multiferon™, from human white blood cells, also known as leukocytes. Natural human alpha interferon stimulates and modulates the human immune system. In addition, natural human alpha interferon inhibits the growth of various viruses including those associated with diseases like hepatitis, cancer, multiple sclerosis, and HIV/AIDS.

     Our avian transgenic project is designed to enable us to produce protein-based drugs, including monoclonal antibodies, inside the eggs of specially developed chickens. Monoclonal antibodies are laboratory-produced, highly specialized therapeutic proteins that can locate and bind to cancer cells wherever they are in the body. Many monoclonal antibodies are used in cancer detection or therapy. Our goal is to develop a technology which will enable us to meet the large-scale production requirements for our own therapeutic protein-based products currently under development. We also believe this technology has potential to offer to others in the biopharmaceutical industry an alternate faster method of production of their protein-based products with higher capacity and at a lower cost. Specifically, using transgenic chickens in production may provide advantages over current traditional methods including relative ease of scale-up, time to develop commercial scale production levels and reduced capital outlay when compared to the most common production methods, which utilize capital intensive bioreactors.

     We believe that no single approach or method is likely to treat all cancers effectively. We have approached the treatment of targeted cancers from several directions, which we believe will increase our likelihood of clinical success. In collaboration with the Memorial Sloan-Kettering Cancer Center, we have initiated research on human monoclonal antibodies targeting ganglioside GD3 for the treatment of melanoma and possibly certain other cancers. In collaboration with the UK’s Cancer Research Campaign, we are developing DNA vaccines and monoclonal antibodies to block the protective effect of the protein CD55 on the surface of tumor cells. In collaboration with the University of Miami’s Sylvester Comprehensive Cancer Center, we are researching and developing a specific anti-cancer technology designed to develop a novel form of an immune enhancing drug that has shown promise by inhibiting tumor growth in rats for a broad range of cancers. The drug is a novel 11 amino acid peptide called IEP 11, which was derived from a tumor transmembrane glycoprotein. We believe IEP 11 possesses anti-cancer vaccine properties, both prophylactically and therapeutically.

     Our executive offices are located at 865 SW 78th Avenue, Suite 100, Plantation, Florida 33324. Our telephone number is (954) 233-8746; our facsimile number is (954) 233-1414. Unless otherwise indicated, references in this prospectus to “Viragen,” “we,” “us” and “our” are to Viragen, Inc., and our wholly-owned and majority-owned subsidiaries.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, and other documents that we have incorporated by reference or included by attachment, contain forward-looking statements. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors – many beyond our control – that could cause actual events or results to be significantly different from those described in the forward-looking statement. Any or all of our forward-looking statements in this report or in any other public statements we make may turn out to be wrong.

     Forward-looking statements might include one or more of the following:

•	anticipated debt or equity fundings;

•	projections of future revenue;

•	anticipated clinical trial commencement dates, completion timelines or results;

•	descriptions of plans or objectives of management for future operations, products or services;

•	forecasts of future economic performance; and

•	descriptions or assumptions underlying or relating to any of the above items.

     Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or words of similar meaning. They may also use words such as “will,” “would,” “should,” “could” or “may”. Factors that may cause our actual results to differ materially from those described in forward-looking statements include the risks discussed elsewhere in this prospectus under the caption “Risk Factors”.

RISK FACTORS

     An investment in our common stock is highly speculative. You should be aware you could lose the entire amount of your investment. Prior to making an investment decision, you should carefully read this entire prospectus and consider the following risk factors. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations could be adversely affected. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the business risk factors that might cause those differences.

Risks Related to Our Financial Condition

We have a history of losses due to lack of sales and regulatory approvals. If we do not receive necessary regulatory approvals and develop profitable operations, we will need to terminate our operations. As a result, investors may lose their entire investment.

     Since the organization of Viragen, we have incurred operating losses. Losses have totaled:

•	$11,179,261 for the nine month period ended March 31, 2003;

•	$11,088,832 for the fiscal year ended June 30, 2002;

•	$11,007,809 for the fiscal year ended June 30, 2001; and

•	$12,310,895 for the fiscal year ended June 30, 2000.

     At March 31, 2003, we had a total deficit since organization of $96,120,461, and our working capital deficit totaled $1,930,103.

     For the fiscal year ended June 30, 2002, the report of our independent auditors includes an explanatory paragraph indicating substantial doubt as to our ability to continue as a going concern, due to our financial condition. While our financial condition has improved since June 30, 2002, we are still dependant upon further debt or equity fundings to successfully execute our business plan. If we are unable to raise sufficient additional equity or debt financing, it would be necessary for us to significantly curtail or suspend a portion or all of our operations. Further, sufficient funding may not be available to finance planned future scientific collaborations, planned marketing efforts or planned plant facility expansions or modifications.

     We presently produce a natural human alpha interferon product under the name Multiferon™. The product is approved in Sweden and Mexico for the treatment of chronic myeloid leukemia, hairy cell leukemia and for the treatment of any and all diseases for which recombinant interferon therapy failed or the patient was unable to tolerate the regimen. The product is also approved for sale in the treatment of chronic myeloid leukemia and hairy cell leukemia in the Czech Republic, Hong Kong, Indonesia, Myanmar, Thailand, and as purified bulk in Egypt. However, as the United States Food and Drug Administration and other European Union regulatory authorities have not approved our natural interferon product, we have limited sales revenues. We have not sought the approval of our natural human interferon product from the United State Food and Drug Administration or its European Union counterparts, except Sweden.

     We will not be able to significantly reduce our losses or operate profitably until we obtain the necessary approvals to manufacture and sell natural interferon or other products on a widely accepted basis. We expect sales of natural interferon to be our primary source of income for the foreseeable future. Investors must understand that our natural interferon product may never receive certain approvals sought from regulatory authorities. In addition, even if approval is received, we may not be able to achieve sufficient profit from the sale of natural interferon. If we do not obtain the required approvals, or we do not profit from the sale of natural interferon or other products, we will likely cease operations. In that case, investors in Viragen will likely lose their entire investment.

Our business is capital intensive, and because we do not generate sufficient operating revenues, we will require additional financing that may not be available to us.

     Our cash and cash equivalents are not sufficient to meet our operating requirements through the end of fiscal 2004. Our operating losses and working capital requirements continue to adversely affect cash flow. In the event of our inability to raise capital, or a lack of expanded revenue from the sale of our natural interferon product, we will likely be unable to meet our operating requirements through the end of fiscal 2004. In this event, we would be required to significantly curtail or suspend our operations. As a result of these financial conditions, the report of our independent certified public accountants on our June 30, 2002 consolidated financial statements includes an explanatory paragraph indicating that these conditions raise substantial doubt about our ability to continue as a going concern.

If we are unable to obtain additional funds from other financings we may have to significantly curtail the scope of our operations and alter our business model.

     We must achieve profitability for our business model to succeed. Prior to accomplishing this goal, we will need to raise additional funds, from equity or debt sources. Our cash requirements are substantial. While we have raised approximately $4.55 million, net of related commissions, fees and expenses, in connection with the sale of convertible debentures during June 2003, and we expect draw downs to be available to us under an equity line agreement executed in March 2003, the proceeds of these financings may still not be sufficient to meet our cash needs in the future. In addition, business and economic conditions may make it unfeasible or undesirable to initiate draw downs under our equity line agreement, and only one draw down may occur at a time. If additional financing is not available when required or is not available on acceptable terms, we may be unable to continue our operations at current levels. In addition, any failure to raise additional funds in the future may result in our inability to successfully promote our brand name, complete existing and/or undertake new research and development projects, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial condition and results of operations.

Risks Related to this Offering and the Market for our Shares

The issuance of our shares under our equity line agreement and upon conversion of outstanding convertible debentures may cause significant dilution to our stockholders and may have an adverse impact on the market price of our common stock.

     Resales of shares by the purchasers under our equity line agreement will increase the number of our publicly traded shares, which could depress the market price of our common stock. Moreover, as all the shares we sell under the equity line will be available for immediate resale, the mere prospect of these resales could depress the market price for our common stock. The shares of our common stock issuable under the equity line facility will be sold at 85% of the daily volume weighted average price of our common stock for a ten day pricing period prior to purchase, subject to a minimum price threshold. If we require the purchaser to purchase our common stock at a time when our stock price is low, our existing common stockholders will experience substantial dilution. The issuance of shares under the equity line therefore dilutes the equity interest of existing stockholders and could have an adverse effect on the market price of our common stock.

     The conversion price of our outstanding convertible debentures was above the market price of our common stock on the date they were sold. The issuance of our shares upon conversion of the convertible debentures and their resale by the debenture holders will increase our publicly traded shares. These resales could also depress the market price of our common stock. We will not control whether or when the debenture holders elects to convert their shares, but it can be assumed that they will do so at a time when the conversion price is less than the market price for our shares.

     The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a downward movement in the stock price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Risks Related to our Business

Competitive conditions in the pharmaceutical industry may force us to terminate operations.

     Competition for investment capital and market share in the immunological and pharmaceutical products industry is very strong. Our competitors, which include major pharmaceutical companies, have more experience in research, development and clinical testing of pharmaceutical and biomedical products. We have not yet developed an immunological product that can be widely marketed. Our competitors also have greater financial, marketing and human resources. Some of our competitors, including Hoffmann-La Roche, Inc., Shering-Plough Corporation, Biogen, Inc., Chiron Corp., and Berlex Laboratories, have received approvals for their synthetic interferons. They have been marketing their products since 1986 and have received wide acceptance from the medical community and the patient population for their products. This will make it more difficult for us to introduce and penetrate the market with our product, if and when we receive the necessary regulatory approvals. We expect competition to increase in the future.

     In addition, technological advances made by our competitors may make synthetic interferon products more effective, less costly and with less harmful side effects. We may not be able to keep pace with technological advances by others, either because we do not have sufficient resources or because we cannot achieve greater improvements in our technology. If we are unable to compete with our larger, more experienced competitors, we will likely terminate operations.

     Competition for funding in the pharmaceutical industry is also intense. We have a limited source of income at this time, and we will require additional funding to conduct clinical trials so we may receive regulatory approvals. We must obtain additional funding from outside sources to conduct these trials. If we are unable to locate funding or obtain funding on reasonable terms, we will likely terminate operations. In that case, investors in Viragen will likely lose their entire investment.

Government regulation may affect Viragen’s ability to develop and distribute natural interferon.

     All pharmaceutical manufacturers are subject to state, federal and foreign rules and regulations, including those of the United States Food and Drug Administration, Asian markets and the European Union regulatory authorities. These rules and regulations are constantly changing. These changes could extend the period of clinical trials, involve costly compliance measures and may restrict our ability to produce and distribute our natural interferon product based on the results of testing. It is possible that we may never receive these regulatory approvals for any specific illness or range of illnesses that we are attempting to treat with our natural interferon product.

If patients have problems receiving third party reimbursements for natural interferon, it will be more difficult to market our product. In addition, our marketing costs would increase.

     Our ability to successfully market our products depends in part on the availability of reimbursements from government health administration authorities, private health coverage insurers and other organizations. The pricing of products similar to ours, or the amount of reimbursement available to patients, may affect our ability to market our product at a profit. Third party reimbursement limitations could restrict the patient population that will use our product. If we have difficulty in securing third party payors to reimburse for our product, we could be required to increase our marketing efforts, which, in turn, will involve greater expense to us.

Our proprietary technology and any future patents that we receive may not provide sufficient protection to us.

     We intend to rely, in part, on technology developed by our scientists for the efficient and safe production of natural interferon, our avian transgenics technologies and our oncology technologies. If we are not successful in obtaining patents or demonstrating that our production processes are proprietary under trade secret law, we will have limited protection against those who might copy our technology. We have not received any communications or had any conversations with the owners of related patents that may potentially make claims or who have threatened to make a claim that our patents infringe their patents. However, we may be damaged if we are accused of misappropriating a competitor’s proprietary technology, even if these claims are untrue. We cannot assure you that any of our patent applications will be approved. Even if granted, we cannot assure you that these patents or any future patent applications or our other proprietary rights will provide sufficient protection to us.

We may not be able to produce targeted drugs in egg whites of transgenic chickens in commercially viable quantities.

     Our avian transgenics project, still in the development stage, is designed to enable Viragen to produce protein-based drugs, including monoclonal antibodies, inside the egg whites of transgenic developed chickens. Even if we are successful in producing the targeted proteins in egg whites, we are unable to predict whether this technology will yield commercially viable quantities.

Technology transfers to third parties may not result in revenue to us.

     One of our proposed marketing strategies is to license our manufacturing technology to third parties. They, in turn, will use our technology to produce and market our natural interferon outside the United States of America. We cannot guarantee that these third parties will be able to successfully market the product or that we will receive revenue from their efforts.

We may be exposed to product liability claims, and our product liability insurance may not be sufficient to cover all claims or continue to be available to us.

     Persons who claim to be injured from use of our natural interferon, or other products or processes, may file claims for personal injuries or other damages against us. Directives in the European Union provide for strict liability and permit compensation claims to be made within a ten year period from when the product is placed on the market, and three years from the event giving rise to the claim, thereby creating a 13 year period within which compensation claims could be asserted. In order to protect ourselves against these claims, we maintain product liability insurance in the amount of $7,000,000. We cannot be sure that our insurance coverage will be adequate to insulate us from liabilities that may result from the use of our products. Also, in the future this type of insurance may not be available, or we may not be able to afford this form of insurance.

Our reliance on foreign third party manufacturers may disrupt operations.

     Foreign manufacturing could expose us to risks involved with fluctuations in exchange rates of foreign currencies. In addition, reliance on international vendors exposes us to all the risks of dealing with a foreign manufacturing source. These risks include:

•	unexpected changes in regulatory requirements;

•	tariffs and other trade barriers, including import and export restrictions;

•	political or economic instability;

•	compliance with foreign laws;

•	transportation delays and interruptions;

•	difficulties in protecting intellectual property rights in foreign countries; and

•	currency exchange risks.

     Foreign manufacturing arrangements may also limit our control, and could disrupt our operations, which, in turn, could negatively impact upon your investment in us.

We do not expect to pay dividends in the foreseeable future.

     We have never paid cash dividends on our common stock. We do not expect to pay cash dividends on our common stock any time in the foreseeable future. The future payment of dividends directly depends upon our future earnings, capital requirements, financial requirements and other factors that our board of directors will consider. For the foreseeable future, we will use earnings from operations, if any, to finance our growth, and we will not pay dividends to our common stockholders. You should not rely on an investment in our common stock if you require dividend income. The only return on your investment in our common stock, if any, would most likely come from any appreciation of our common stock.

Possible sales of securities by current stockholders could have a depressive effect on market value of our stock.

     As of the date of this prospectus, there are 272,689,559 shares of our common stock outstanding. Sales of our common stock by current stockholders or pursuant to this prospectus may have a depressive effect on the market price for our common stock.

We are engaged in the biotechnology industry; as a result, the market price for our common stock may be subject to extreme volatility.

     The market for securities of biotechnology companies, including companies such as ours, has historically been more volatile than the market for stocks in general. As a result, the price of our common stock may be subject to wide fluctuations in response to factors, some of which are beyond our control, including, without limitation:

•	quarter-to-quarter variations in our operating results;

•	our announcement of material events;

•	price fluctuations in sympathy to others engaged in our industry; and

•	the effects of media coverage of our business.

     Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

     Viragen’s common stock traded on the over-the-counter Bulletin Board from June 29, 1999 through April 16, 2000, under the symbol “VRGN.” Our common stock began trading on the American Stock Exchange on April 17, 2000, under the symbol “VRA.” Our common stock has traded between a high of $1.69 and a low of $0.05 since January 1, 2001.

We depend on the continued services of our executive officers and on our ability to attract and maintain other qualified employees.

     While we do not rely upon one specific individual to provide the management and scientific leadership, the team of executive management in the U.S. and the scientific team located in Scotland, taken together, are crucial to the future development of the company. Though competition for qualified scientific and managerial personnel is at times intense in the markets in which we operate, we have in the past had a high level of success in attracting and retaining such personnel, and, while we can give you no assurance, we anticipate continued success in such regard in the future.

We could use preferred stock to resist takeovers, and the issuance of preferred stock may cause additional dilution.

     Our Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of preferred stock, of which 2,650 shares of series A preferred stock are issued and outstanding on the date of this prospectus. Our Certificate of Incorporation gives our board of directors the authority to issue preferred stock without approval of our stockholders. We may issue additional shares of preferred stock to raise money to finance our operations. We may authorize the issuance of the preferred stock in one or more series. In addition, we may set the terms of preferred stock, including:

•	dividend and liquidation preferences;

•	voting rights;

•	conversion privileges;

•	redemption terms; and

•	other privileges and rights of the shares of each authorized series.

     The issuance of large blocks of preferred stock could possibly have a dilutive effect to our existing stockholders. It can also negatively impact our existing stockholders’ liquidation preferences. In addition, while we include preferred stock in our capitalization to improve our financial flexibility, we could possibly issue our preferred stock to friendly third parties to preserve control by present management. This could occur if we become subject to a hostile takeover that could ultimately benefit Viragen and Viragen’s stockholders.

USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

Addendums to Employment Agreements for Dennis W. Healey, Douglas D. Lind, M.D. and Melvin Rothberg

     On February 14, 2003, Dennis W. Healey, Douglas D. Lind, M.D. and Melvin Rothberg executed addendums to their employment agreements which provided for the payment of 20% of their salary in the form of shares of Viragen common stock. On March 1, 2003, Dennis W. Healey again executed an amendment to his employment agreements which provided for the payment of 75% of his salary in the form of shares of Viragen common stock. As a result of these addendums, during the period from February 15, 2003 through June 30, 2003 Viragen issued an aggregate of 936,464 shares of its common stock to Dennis W. Healey, Douglas D. Lind, M.D. and Melvin Rothberg in lieu of a portion of their normal cash compensation.

Officers and Directors Alternative Stock Compensation Plan

     On January 31, 2003, Viragen’s Board of Directors approved a plan that provided for the issuance of shares of its common stock to certain officers and directors of Viragen in lieu of normal cash payments for salary and Board fees. During the period from January 31, 2003 through May 16, 2003 Viragen issued an aggregate of 46,978 share of its common stock to Charles J. Simons in lieu of cash payments for services rendered as a member of the Board of Directors of Viragen. The 46,978 shares of Viragen common stock are being registered on the Form S-8 registration statement forming a part of this prospectus. A total of 516,558 shares of common stock remain available for issuance under this plan.

Consulting Agreement with Douglas D. Lind, M.D.

     On June 16, 2003, we entered into a consulting agreement with Douglas D. Lind, M.D. The agreement does not contain a fixed term. However, either Viragen or Dr. Lind has the option to terminate the agreement for any reason upon 90 days written notice. Under the agreement, Dr. Lind has been engaged to consult with management on a variety of scientific and biopharmaceutical market issues. The consulting agreement also provides for additional non-equity compensation for Dr. Lind’s assistance in the facilitation of potential financing transactions, corporate collaborations or partnerships and merger and acquisition activity. For his consulting services, we issued Dr. Lind 250,000 common stock purchase warrants exercisable at $0.26 per share for a period of five years and agreed to register the shares underlying those warrants on the Form S-8 registration statement forming a part of this prospectus. Concurrent with his entering into the consulting agreement and the issuance of the related common stock purchase warrants, Dr. Lind surrendered 275,000 common stock purchase options granted during the term of his expired employment agreement.

Consulting Agreement with Seton Services Limited

     On August 1, 2003, we entered into a consulting agreement with Seton Services Limited, a London-based investor relations firm. The term of the agreement is one year but may be terminated by either party upon 60 days written notice. The agreement provides for a monthly retainer fee of 3,500 Pounds Sterling. In addition, we granted 100,000 common stock purchase warrants exercisable at $0.24 per share for a period of two years to Toni Vallen, director of Seton Services Limited. Concurrent with the commencement of the agreement, Toni Vallen surrendered 100,000 common stock purchase warrants issued in July 2002.

Consulting Agreement with Investor Relations Worldwide Corporation

     On November 26, 2001, we entered into a consulting agreement with Investor Relations Worldwide Corporation. The initial term of the agreement was for a period of three months commencing December 1, 2001 and continued for five consecutive months at our option. Under the agreement, Investor Relations Worldwide Corporation was engaged to introduce management of Viragen to qualified individuals and entities with the Asian financial community and coordinate meetings between Viragen and these entities. Investor Relations Worldwide Corporation also agreed to introduce Viragen to Asian media companies with the intent of obtaining press coverage of Viragen and its products. For their services, we issued Investor Relations Worldwide Corporation 16,701 shares of our common stock, and agreed to register those shares on the Form S-8 registration statement forming a part of this prospectus.

     The following table sets forth information with respect to the selling stockholders and the shares of our common stock that they may offer and sell under this prospectus. The table sets forth with respect to each selling stockholder, based upon information available to us as of August 7, 2003, the number of shares of common stock owned, the number of shares of common stock registered by this prospectus and the number and percent of outstanding shares of common stock that will be owned after the sale of the registered shares of common stock assuming the sale of all of the registered shares of common stock. We calculated beneficial ownership according to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of August 7, 2003.

     Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling stockholder sells all of the shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided the information regarding the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act.

				Number of Shares Owned
				After the Offering
	Number of Shares		Number of Shares
Name	Beneficially Owned		Registered	Number	Percent

Dennis W. Healey	1,525,647	(1)	610,647	915,000	*
Douglas D. Lind, M.D.	465,119	(2)	435,119	30,000	*
Melvin Rothberg	430,998	(3)	140,698	290,300	*
Charles J. Simons	71,978	(4)	46,978	25,000	*
Toni Vallen	100,000	(5)	100,000	0	*
Investor Relations Worldwide Corp.	16,701		16,701	0	*

*	Less than one percent

(1)	Includes 500,000 shares subject to common stock purchase options currently exercisable by Mr. Healey.

(2)	Includes 250,000 shares subject to common stock purchase warrants currently exercisable by Douglas D. Lind, M.D.

(3)	Includes 275,000 shares subject to common stock purchase options currently exercisable by Mr. Rothberg.

(4)	Includes 15,000 shares subject to common stock purchase options currently exercisable by Mr. Simons.

(5)	Includes 100,000 shares subject to common stock purchase warrants currently exercisable by Ton Vallen.

PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be resold and distributed from time to time by the selling security holders in one or more transactions, including ordinary broker’s transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities.

     The selling security holders may sell shares in one or more of the following methods, which may include crosses or block transactions:

-	on the American Stock Exchange or on such exchanges or over-the-counter markets on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges; or

-	in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value, subject to rules relating to sales by affiliates;

     Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

     We have advised the selling security holders that, at the time a resale of the shares is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

     We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

     Sales of securities by the selling security holders or even the potential of these sales may have an adverse effect on the market price for shares of our common stock.

DESCRIPTION OF SECURITIES

     Viragen is currently authorized to issue up to 700,000,000 shares of common stock, par value $.01 per share and 1,000,000 shares of preferred stock, par value $1.00 per share. As of the date of this prospectus, there are 272,689,559 shares of common stock and 2,650 shares of series A preferred stock outstanding.

Common Stock

     Subject to the dividend rights of preferred stockholders, common stockholders share dividends on a proportionate basis, as may be declared by the board of directors. Upon liquidation, dissolution or winding up of Viragen, after payment to creditors and holders of our outstanding preferred stock, Viragen’s remaining assets, if any, will be divided proportionately on a per share basis among the holders of our common stock.

     Each share of our common stock has one vote. Holders of our common stock do not have cumulative voting rights. This means that the holders of a plurality of the shares voting for the election of directors can elect all of the directors. In that event, the holders of the remaining shares will not be able to elect any directors. Viragen’s By-Laws provide that a majority of the outstanding shares of our common stock are a quorum to transact business at a stockholders’ meeting. Our common stock has no preemptive, subscription or conversion rights. Also, our common stock is not redeemable.

Preferred Stock

     Viragen is authorized to issue a total of 1,000,000 shares of preferred stock, par value $1.00 per share. Viragen’s board of directors may issue preferred stock by resolutions, without any action of the stockholders. These resolutions may authorize issuance of preferred stock in one or more series. In addition, the board of directors may fix and determine all privileges and rights of the authorized preferred stock series including:

•	dividend and liquidation preferences,

•	voting rights,

•	conversion privileges, and

•	redemption terms.

     Viragen includes preferred stock in its capitalization to improve its financial flexibility. However, Viragen could use preferred stock to preserve control by present management, in the event of a potential hostile takeover of Viragen. In addition, the issuance of large blocks of preferred stock could have a dilutive effect to existing holders of Viragen’s common stock.

Series A Preferred Stock

     Viragen established the series A preferred stock in November 1986. Each share of series A preferred stock is immediately convertible into 4.26 shares of our common stock. Dividends on the series A preferred stock are cumulative and have priority to our common stock. These dividends are payable in either cash or common stock, at Viragen’s option.

     The series A preferred stock has voting rights only if dividends are in arrears for five annual dividends. Upon this occurrence, the voting is limited to the election of two directors. Voting rights terminate upon payment of the cumulative dividends. Viragen may redeem the series A preferred stock at any time after expiration of ten consecutive business days during which the bid or last sale price for our common stock is $6.00 per share or higher. There is no mandatory redemption or sinking fund obligation for the series A preferred stock.

     Owners of the series A preferred stock are entitled to receive $10.00 per share, plus accrued and unpaid dividends, upon liquidation, dissolution or winding up of Viragen. This must be satisfied before any distribution or payment is made to holders of the common stock or other stock of Viragen junior to the series A preferred stock.

Transfer Agent

     The transfer agent for the shares of our common stock is Mellon Investor Services, Overpeck Center, 85 Challenger Road, Ridgefield Park, New Jersey 07660-2108.

LEGAL MATTERS

     Schneider Weinberger LLP will review the validity of the issuance of the shares of common stock offered by this prospectus. Schneider Weinberger LLP is located at 2499 Glades Road, Suite 108, Boca Raton, Florida 33431.

EXPERTS

     Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2002, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note A to the consolidated financial statements, and which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INDEMNIFICATION

     Section 145 of the General Corporation Law of Delaware allows a corporation to indemnify any person who was or is, or is threatened to be made a party to any threatened, pending, or completed suit or proceeding. This applies whether the matter is civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of the corporation.

     A corporation may indemnify against expenses, including attorney’s fees, and, except for an action by or in the name of the corporation, against judgments, fines and amounts paid in settlement as part of this suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. In addition, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim, as to which the person has been found to be liable to the corporation. The exception is if the court in which this action was brought determines that the person is reasonably entitled to indemnity for expenses.

     Section 145 of the General Corporation Law of Delaware further provides that if a director, officer, employee or agent of the corporation has been successful in the defense of any suit, claim or proceeding described above, he or she will be indemnified for expenses, including attorney’s fees, actually and reasonably incurred by him or her.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Viragen pursuant to the foregoing provisions, Viragen has been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by Viragen in the successful defense of any action, suit or proceeding, is asserted, Viragen will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy. Viragen will be governed by the final adjudication of this issue.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

     The Securities and Exchange Commission allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Section 13(a), 14 or 15(d) of the Securities Exchange Act of 1934:

•	Our Current Report on Form 8-K dated July 1, 2003 filed with the SEC on July 1, 2003;

•	Our Definitive Proxy Statement filed with the SEC on May 28, 2003;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 filed with the SEC on May 14, 2003;

•	Our amended Quarterly Report on Form 10-Q/A for the quarter ended December 31, 2002 filed with the SEC on March 20, 2003;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002 filed with the SEC on February 14, 2003;

•	Our Current Report on Form 8-K dated January 30, 2003 filed with the SEC on January 30, 2003;

•	Our Definitive Proxy Statement filed with the SEC on December 20, 2002;

•	Our Current Report on Form 8-K dated November 19, 2002 filed with the SEC on November 19, 2002;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 filed with the SEC on November 14, 2002; and

•	Our Annual Report on Form 10-K for the year ended June 30, 2002 filed with the SEC on September 30, 2002.

     We will deliver without charge a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and our Quarterly Report on Form 10-Q that has been filed with the SEC for any quarter ended after June 30, 2002 to each person receiving a copy of this prospectus. If you need an additional copy of these documents, or if you would like to receive a copy of the other items referenced above, you may request copies, at no cost, by writing or telephoning us at the following address:

Dennis W. Healey
Chief Financial Officer
Viragen, Inc.
865 S.W. 78th Avenue, Suite 100
Plantation, Florida 33324
Telephone Number: (954) 233-8746

Copies of our SEC filings and other information about us are also available on our website at www.viragen.com. The information on our website is neither incorporated into, nor a part of, this prospectus.

Item 4.     Description of Securities

     A description of the Registrant’s securities is set forth in the Prospectus forming a part of this Registration Statement.

Item 5.     Interests of Named Experts and Counsel

     Not Applicable.

Item 6.     Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of Delaware allows a corporation to indemnify any person who was or is, or is threatened to be made a party to any threatened, pending, or completed suit or proceeding. This applies whether the matter is civil, criminal, administrative or investigative because he or she is or was a director, officer, employee or agent of the corporation.

     A corporation may indemnify against expenses, including attorney’s fees, and, except for an action by or in the name of the corporation, against judgments, fines and amounts paid in settlement as part of this suit or proceeding. This applies only if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. In addition, with respect to any criminal action or proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     In the case of an action by or in the name of the corporation, no indemnification of expenses may be made for any claim, as to which the person has been found to be liable to the corporation. The exception is if the court in which this action was brought determines that the person is reasonably entitled to indemnity for expenses.

     Section 145 of the General Corporation Law of Delaware further provides that if a director, officer, employee or agent of the corporation has been successful in the defense of any suit, claim or proceeding described above, he or she will be indemnified for expenses, including attorney’s fees, actually and reasonably incurred by him or her.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Viragen pursuant to the foregoing provisions, Viragen has been informed that in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by Viragen in the successful defense of any action, suit or proceeding, is asserted, Viragen will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy. Viragen will be governed by the final adjudication of this issue.

Item 7.     Exemption From Registration Claimed

     The shares of our common stock covered by the prospectus forming a part of this registration statement were issued or will be issued to the selling stockholders in reliance upon the exemption afforded under Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations thereunder. Each selling stockholder had access to information about us and had such knowledge and experience in financial and business matters that he was capable of understanding the risks and merits of an investment in our securities. The certificate evidencing the shares bears a legend restricting transferability of the shares unless registered under the Act or covered by an applicable exemption from registration.

Item 8.     Exhibits

Exhibit
Number	Description of document

5.1	Opinion and Consent of Schneider Weinberger LLP (includes Exhibit 23.2)

10.85	Addendum to employment agreement with Dennis W. Healey dated February 14, 2003*

10.86	Addendum #2 to employment agreement with Dennis W. Healey dated March 1, 2003*

10.87	Addendum to employment agreement with Douglas D. Lind, M.D. dated February 14, 2003*

10.88	Addendum to employment agreement with Melvin Rothberg dated February 14, 2003*

10.89	Officers and Directors Alternative Stock Compensation Plan*

10.90	Douglas D. Lind, M.D. Common Stock Purchase Warrant agreement dated June 16, 2003*

10.91	Toni Vallen Common Stock Purchase Warrant agreement dated August 1, 2003*

23.1	Consent of Independent Certified Public Accountants*

23.2	Consent of Schneider Weinberger LLP (included as part of Exhibit 5.1)

*	Filed herewith.

Item 9.     Undertakings

     The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 against such liabilities (other than the payment by the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Plantation, State of Florida, on August 7, 2003.

VIRAGEN, INC.

By:	/s/ Robert C. Salisbury

Robert C. Salisbury
President and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Carl N. Singer Carl N. Singer	Chairman of the Board of Directors and Chairman of the Executive Committee	August 7, 2003

/s/ Robert C. Salisbury Robert C. Salisbury	President, Principal Executive Officer and Director	August 7, 2003

/s/ Dennis W. Healey Dennis W. Healey	Executive Vice President, Treasurer, Principal Financial Officer, Director and Secretary	August 8, 2003

/s/ Douglas Lind Douglas Lind	Director	August 7, 2003

/s/ Charles J. Simons Charles J. Simons	Director and Chairman of the Audit and Finance Committee	August 7, 2003

/s/ Gerald Smith Gerald Smith	Director	August 7, 2003

/s/ C. Richard Stafford C. Richard Stafford	Director	August 8, 2003

/s/ Nicholas Burke Nicholas Burke	Controller and Principal Accounting Officer	August 8, 2003

INDEX TO EXHIBITS

Exhibit
Number	Description of document

5.1	Opinion and Consent of Schneider Weinberger LLP (includes Exhibit 23.2)

10.85	Addendum to employment agreement with Dennis W. Healey dated February 14, 2003

10.86	Addendum #2 to employment agreement with Dennis W. Healey dated March 1, 2003

10.87	Addendum to employment agreement with Douglas D. Lind, M.D. dated February 14, 2003

10.88	Addendum to employment agreement with Melvin Rothberg dated February 14, 2003

10.89	Officers and Directors Alternative Stock Compensation Plan

10.90	Douglas D. Lind, M.D. Common Stock Purchase Warrant agreement dated June 16, 2003

10.91	Toni Vallen Common Stock Purchase Warrant agreement dated August 1, 2003

23.1	Consent of Independent Certified Public Accountants

23.2	Consent of Schneider Weinberger LLP (included as part of Exhibit 5.1)